EXHIBIT 5.1

OPINION OF HOPKINS & CARLEY

June 5, 2009

Legacy Wine & Spirits International Ltd.

719 - 30 Avenue

Pointe-Calmet

Quebec, Canada J0N 1G1

Re:

Legacy Wine & Spirits International Ltd./General Corporate

Our File No. 25652.001

Ladies and Gentlemen:

You have requested an opinion with respect to certain matters in connection with the filing by Legacy Wine & Spirits International Ltd. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering 6,000,000 shares of common stock, par value $0.0001 per share (the “Shares”) to be issued pursuant to the Company 2009 Stock Incentive Option Plan (the “Plan”).  As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, By-Laws, and Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to our satisfaction, of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable us to render the opinion contained herein.  We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to us as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filing are a prerequisite to the effectiveness thereof.

We have also reviewed previous SEC filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed.  In addition, it will be represented by the shareholders being issued Shares in any option agreements, that none of the Shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

Legacy Wine & Spirits International Ltd.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and  Legacy Wine & Spirits International Ltd.’s 2009 Stock Incentive  Option Plan, will be validly issued, fully paid and non-assessable Shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Hopkins & Carley, A Law Corporation